Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our report dated March 3, 2006 (except for Note 13, as to which the date is September 15, 2006) with respect to the consolidated financial statements of FTI Consulting, Inc., included in Item 8.01 of this Form 8-K.

Name	Registration Number	Date Filed
Registration Statements on Form S-8
Employee Stock Purchase Plan	333-30173	June 2, 1997
1997 Stock Option Plan	333-30357	June 30, 1997
1997 Stock Option Plan, as Amended	333-32160	March 10, 2000
1997 Stock Option Plan, as Amended and Employee Stock Purchase Plan, as Amended	333-64050	June 28, 2001
1997 Stock Option Plan, as Amended and Employee Stock Purchase Plan, as Amended	333-92384	July 15, 2003
Employee Stock Purchase Plan, as Amended	333-105741	May 30, 2003
Employee Stock Purchase Plan, as Amended	333-115786	May 24, 2004
2004 Long-term Incentive Plan	333-115787	May 24, 2004
Employee Stock Purchase Plan, as Amended	333-125104	May 20, 2005
2006 Global Long-Term Incentive Plan	333-134789	June 6, 2006
Deferred Compensation Plan for Key Employees and Non-Employee Directors	333-134790	June 6, 2006
2007 Employee Stock Purchase Plan	333-134793	June 6, 2006
Registration Statement on Form S-3
$150.0 million in principal amount of 3 3/4% Convertible Senior Subordinated Notes due July 15, 2012	333-129715	November 15, 2005

/s/ Ernst & Young LLP

Baltimore, Maryland

September 15, 2006